EXHIBIT A

                                         FIRSTAR TRUST COMPANY
                                         MUTUAL FUNDS SERVICES



                                   OAK RIDGE INVESTMENTS GROWTH FUND


                                       FUND ADMINISTRATION FEES


     Until the Fund reaches a market value of $25 million, the following fees will apply.

     Minimum annual of $20,000 for the first year

     Minimum annual of $25,000 for the second year

     Minimum annual of $30,000 after the second year

      5 basis points (.0005) on the first $100,000,000
      4 basis points (.0004) on the next $400,000,000
      3 basis points (.0003) on the balance

      Plus out-of-pocket expenses, including but not limited to:

      Postage
      Stationary
      Programming if requested by the Fund
      Proxies
      Record retention if requested by the Fund
      Special reports if requested by the Fund
      Federal and State regulatory filing fees
      Certain Fund insurance premiums
      Expenses from Board of Directors meetings
      Fund auditing and legal expenses
      Other out-of-pocket expenses authorized by the Fund

      Fees are billed monthly.